As filed with the Securities and Exchange Commission on January 30, 2017

Registration Nos. 333-05151 and 333-86664

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

___________________

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-05151

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-86664

UNDER

THE SECURITIES ACT OF 1933

___________________

FIRST FINANCIAL BANCORP.

(Exact name of registrant as specified in its charter)

___________________

Ohio (State or other jurisdiction of incorporation or organization)	31-1042001 (I.R.S. Employer Identification No.)

255 East Fifth Street

Suite 2900

Cincinnati, Ohio 45202

(877) 322-9530

(Address, including zip code and telephone number including area code, of Registrant’s principal executive offices)

___________________

First Financial Bancorp Thrift Plan and Trust

(Full title of the plan)

___________________

Shannon M. Kuhl

Senior Vice President and Chief Legal Officer

First Financial Bancorp.

255 East Fifth Street

Suite 2900

Cincinnati, Ohio 45202

(Name, address, including zip code and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large Accelerated filer	☒	Accelerated filer	☐
Non-Accelerated filer	☐	Smaller reporting company	☐

EXPLANATORY NOTE

First Financial Bancorp. (the “Registrant”), is filing these Post-Effective Amendments to deregister certain common shares and related plan participation interests originally registered pursuant to the Registration Statement on Form S-8 filed on June 4, 1996 (File No. 333-05151) and the Registration Statement on Form S-8 filed on April 19, 2002 (File No. 333-86664) (the “Registration Statements”), with respect to Registration’s common shares (“Common Stock”), thereby registered for offer or sale pursuant to the First Financial Bancorp. Thrift Plan and Trust (the “Thrift Plan”). An aggregate total of 1,700,000 shares of Common Stock (as adjusted for stock splits) and an indeterminate number of plan participation interests were registered under the Registration Statements for issuance under the Thrift Plan.

Pursuant to an amendment to the Thrift Plan as of December 31, 2016, the Thrift Plan no longer offers Common Stock of the Registrant as an investment option for participants and requires all dividends on Common Stock held in the Thrift Plan to be reinvested in Common Stock. Participants are not permitted to elect between reinvestment or cash payment of dividends or to make any additional contributions for investment in Common Stock under the Thrift Plan. Accordingly, pursuant to the undertakings contained in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities registered that remain unsold at the termination of the offering, the Registrant is filing these Post-Effective Amendments to deregister all shares of Common Stock and plan participation interests that were previously registered and that remain unissued under the Thrift Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on January 30, 2017.

FIRST FINANCIAL BANCORP.

By:	/s/ Shannon M. Kuhl
Shannon M. Kuhl
Senior Vice President and
Chief Legal Officer

NOTE: No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the U.S. Securities Act of 1933, as amended.